Exhibit 3.1

GENERAL MOTORS COMPANY
BYLAWS

ARTICLE III
COMMITTEES
3.1    Committees of the Board of Directors.
The board of directors may, by resolution passed by a majority of the total number of directors then in office (and not by a committee thereof), designate one or more committees, consisting of one or more of the directors of the Corporation, to be committees of the board. To the extent provided in any resolution of the board, these bylaws, or any charter adopted by such committee and approved by the board, and to the extent permissible under Delaware law and the certificate of incorporation, any such committee shall have and may exercise all the powers and authority of the board in the management of the business and affairs of the Corporation.
The standing committees of the board shall include the audit committee, the governance and corporate responsibility committee, the executive compensation committee, the finance committee, and the risk committee. The board (but not a committee thereof) may designate additional committees of the board and may prescribe for each committee such powers and authority as may properly be granted to such committees in the management of the business and affairs of the Corporation. The board of directors may establish by resolution, adopted by a majority of the whole board, an administrative committee with the authority and responsibility to act on behalf of the board with regard to matters submitted to the board that, pursuant to any statement of delegation of authority adopted by the board from time to time, do not constitute issues within the sole jurisdiction of the board or any committee thereof and are not otherwise significant.
3.2    Election; Vacancies.
The members and the chairman of each committee described in sections 3.4 through 3.8 shall be elected annually by the board at its first meeting after each annual meeting of stockholders or at any other time the board shall determine. The members of other committees of the board may be designated at such time as the board may determine. Vacancies in any committee may be filled at such time and in such manner as the board shall determine.
3.3    Procedure; Quorum.
Except to the extent otherwise provided in these bylaws or any resolution of the board of directors, each committee of the board may fix its own rules and procedures.
At all meetings of any committee of the board, one-third of the members thereof shall constitute a quorum for the transaction of business. The vote of a majority of the members present at a meeting of a committee of the board at which a quorum is present shall be the act of the committee unless the certificate of incorporation, these bylaws, or a resolution of the board requires the vote of a greater number.
3.4    Finance Committee.
The finance committee shall be responsible for assisting the board of directors in its oversight of the Corporation’s financial policies and strategies, including its capital structure. In addition, the committee shall periodically receive reports regarding U.S. employee benefit plans for the purpose of reviewing the administration, financing, investment performance, risk and liability profile, and funding of such plans, in each case including with respect to regulatory compliance.
3.5    Audit Committee.
The audit committee shall have and may exercise the powers, authority, and responsibilities that are normally appropriate for the functions of an audit committee. The committee shall also annually select the independent accountants for the following calendar year, and that selection shall be submitted to the board of directors for their concurrence and to the stockholders for their ratification or rejection at the annual meeting of stockholders.
3.6    Executive Compensation Committee.
The executive compensation committee shall be responsible for matters related to executive compensation and all other equity-based incentive compensation plans of the Corporation. The committee shall determine the compensation of: (a) employees of the Corporation who are directors of the Corporation; and (b) upon the recommendation of the chief executive officer, all senior officers of the Corporation and any other employee of the Corporation who occupies such other position as may be designated by the committee from time to time. The committee shall review the compensation of any director, officer or other employee of any direct or indirect subsidiary of the Corporation as may be designated by the committee from time to time to determine if it has any objection to such compensation. The committee shall have and may exercise the powers and authority granted to it by any incentive compensation plan for employees of the Corporation.
In the case of any employee benefit or incentive compensation plan that affects employees of the Corporation or its subsidiaries if the compensation of such employees is determined or subject to review by the committee, such plan shall be submitted to the committee for its review before adoption by the Corporation or its subsidiary. Any such plan or amendment or modification shall be made effective with respect to employees of the Corporation only if and to the extent approved by the committee.
3.7    Governance and Corporate Responsibility Committee.
The governance and corporate responsibility committee shall be responsible for matters related to corporate governance, service on the board of directors of the Corporation, and issues associated with corporate responsibility. The committee from time to time shall conduct studies of the size and composition of the board. Prior to each annual meeting of stockholders, the committee shall recommend to the board (in accordance with the terms of the Stockholders Agreement) the individuals to constitute the nominees of the board, so that the board may solicit proxies for their election. The committee shall review the qualifications of individuals for consideration as director candidates and shall recommend to the board, for its consideration, the names of individuals for election by the board. In addition, the committee shall from time to time conduct studies and make recommendations to the board regarding compensation of directors. In addition, the committee shall oversee the Corporation’s policies and/or strategies related to corporate responsibility, sustainability and political contributions.
3.8    Risk Committee.
The risk committee shall be responsible for assisting and actively advising the board of directors in fulfilling its oversight responsibilities with regard to management’s identification, evaluation and treatment of the Company’s strategic operating risk exposures inherent in the business that could materially impact the Company’s reputation and/or operating results and the Company’s risk management framework including policies, procedures and practices employed to assess and manage its major strategic risks related to operations.